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                                                                    EXHIBIT 99.5

            [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

September 8, 1999

Board of Directors
ASARCO Incorporated
180 Maiden Lane
New York, New York 10038

Members of the Board:

You have asked us to advise you with respect to the adequacy to the holders of the common stock of ASARCO Incorporated ("ASARCO"), other than Phelps Dodge Corporation ("Phelps Dodge") and its affiliates, from a financial point of view of the Exchange Ratio (defined below) set forth in the Prospectus, dated September 2, 1999, of Phelps Dodge and related Letter of Transmittal (collectively, the "ASARCO Exchange Offer/Prospectus") relating to the proposed exchange offer by AAV Corporation, a wholly owned subsidiary of Phelps Dodge ("AAV"), for all of the outstanding shares of the common stock, no par value (the "ASARCO Common Stock"), including the associated preferred share purchase rights, of ASARCO (the "ASARCO Exchange Offer"). Pursuant to, and subject to the terms and conditions of the ASARCO Exchange Offer, each outstanding share of ASARCO Common Stock would be exchanged for 0.4098 (the "Exchange Ratio") of a share of the common stock, par value $6.25 per share, of Phelps Dodge (the "Phelps Dodge Common Stock"). As more fully set forth in a separate Prospectus, dated September 2, 1999, of Phelps Dodge and related Letter of Transmittal (collectively, the "Cyprus Exchange Offer/Prospectus" and, together with the ASARCO Exchange Offer/Prospectus, the "Exchange Offer/Prospectuses"), CAV Corporation, a wholly owned subsidiary of Phelps Dodge ("CAV"), also has commenced an exchange offer for all of the outstanding shares of the common stock, no par value (the "Cyprus Common Stock"), including the associated preferred share purchase rights, of Cyprus Amax Minerals Company ("Cyprus") pursuant to which each outstanding share of Cyprus Common Stock would be exchanged for 0.3135 of a share of Phelps Dodge Common Stock (the "Cyprus Exchange Offer" and, together with the ASARCO Exchange Offer, the "Exchange Offers").

In arriving at our opinion, we have reviewed and considered the Agreement and Plan of Merger, dated as of July 15, 1999, by and among ASARCO Cyprus Incorporated ("ACI"), ACO Acquisition Corp., CAM Acquisition Corp., ASARCO and Cyprus, the Joint Proxy Statement and Prospectus, dated August 20, 1999, of ASARCO and Cyprus, the Exchange Offer/Prospectuses, the Tender Offer Statement on Schedule 14D-1 of Phelps Dodge and AAV, dated September 3, 1999, with respect to the ASARCO Exchange Offer, the Tender Offer Statement on Schedule 14D-1 of Phelps Dodge and CAV, dated September 3, 1999, with respect to the Cyprus Exchange Offer, and a draft, dated September 8, 1999, of the Solicitation/Recommendation Statement on Schedule 14D-9 of ASARCO (the "ASARCO
Schedule 14D-9") with respect to the ASARCO Exchange Offer. We have also reviewed certain publicly available business and financial information relating to ASARCO, Cyprus and Phelps Dodge, and certain other information relating to ASARCO and Cyprus, including financial forecasts, provided to or discussed with us by ASARCO and Cyprus, and have met with the managements of ASARCO and Cyprus to discuss the businesses and prospects of ASARCO and Cyprus. We have also considered certain financial and stock market data of ASARCO, Cyprus and Phelps Dodge, and we have compared those data with similar data for other publicly held companies in businesses similar to ASARCO, Cyprus and Phelps Dodge, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and we have relied on its being complete and accurate in all material respects. With respect to the financial forecasts provided to or discussed with us by the managements of ASARCO and Cyprus, you have informed us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of ASARCO and Cyprus as to the future financial performance of ASARCO and Cyprus and the strategic benefits and potential synergies (including the amount, timing and achievability thereof) anticipated to result from the proposed merger
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Board of Directors
ASARCO Incorporated
September 8, 1999
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transaction involving ASARCO and Cyprus (the "Merger") and the best currently available estimates and judgments of the management of ASARCO as to the strategic benefits and potential synergies (including the amount, timing and achievability thereof) anticipated to result from the transactions contemplated by the ASARCO Exchange Offer or the Exchange Offers, as the case may be. We also have assumed, with your consent, that both the ASARCO Exchange Offer and the Merger would be treated as tax-free transactions for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ASARCO, Cyprus or Phelps Dodge, nor have we been furnished with any such evaluations or appraisals. As you are aware, we have not had access to non-public information regarding Phelps Dodge, nor have we had an opportunity to conduct customary due diligence with respect to business, financial or other information relating to Phelps Dodge. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Phelps Dodge Common Stock or the common stock of ACI (the "ACI Common Stock") actually would be if and when issued pursuant to the proposed ASARCO Exchange Offer or the Merger, as the case may be, or the prices at which the Phelps Dodge Common Stock or the ACI Common Stock would trade or otherwise be transferable subsequent to the proposed ASARCO Exchange Offer or the Merger, as the case may be.

We are acting as financial advisor to ASARCO in connection with the proposed Merger and the ASARCO Exchange Offer and will receive a fee for such services. We have in the past provided financial services to ASARCO and Cyprus unrelated to the proposed Merger and the ASARCO Exchange Offer, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of ASARCO, Phelps Dodge and Cyprus for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of ASARCO in connection with its consideration of the proposed ASARCO Exchange Offer, does not constitute a recommendation to any stockholder as to whether or not such stockholder should exchange shares of ASARCO Common Stock pursuant to the ASARCO Exchange Offer or how such stockholder should vote with respect to any matters relating to the ASARCO Exchange Offer or the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, except that this letter may be attached in its entirety as an exhibit to the ASARCO Schedule 14D-9 relating to the ASARCO Exchange Offer.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is inadequate, from a financial point of view, to the holders of ASARCO Common Stock (other than Phelps Dodge and its affiliates).

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION